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Exhibit 99

Pacific Northwest Bancorp and Bank of the Northwest Agree to Merge

For more information contact:

Patrick M. Fahey, President and CEO, Pacific Northwest Bancorp (206) 340-4727
Bette J. Floray, Executive Vice President and CFO, Pacific Northwest Bancorp (206) 224-8711
Dan J. Durkin, Chairman and CEO, Bank of the Northwest (503) 417-8812

Seattle, WA—July 22, 2002—Pacific Northwest Bancorp (NASDAQ: PNWB) and Bank of the Northwest (NASDAQ: BKNW) announced today the signing of a definitive agreement to merge Bank of the Northwest into Pacific Northwest Bank. Bank of the Northwest is a commercial bank with assets of $354 million with five banking offices in the metropolitan Portland, Oregon market area. It is anticipated that the transaction will be completed in the fourth quarter of 2002, pending regulatory approvals and the approval of the stockholders of Bank of the Northwest.

In the merger, Pacific Northwest Bancorp will issue 1.75 million shares of common stock and approximately $25.8 million in cash in a transaction in which Bank of the Northwest shareholders will have an opportunity to choose between stock and cash consideration. Based on the current price of Pacific Northwest Bancorp stock, each Bank of the Northwest shareholder would receive approximately 0.82 shares of Pacific Northwest Bancorp stock or $22.50 in cash for each share of Bank of the Northwest common stock, and the allocation of the purchase price would be approximately 65% stock to 35% cash. To the extent that Pacific Northwest Bancorp shares are received, the exchange is expected to be a tax-free transaction to the shareholder. The transaction is currently valued at approximately $85.0 million and has been unanimously approved by the directors of both companies. This transaction is expected to be accretive to earnings per share for the year 2003.

"This is an important acquisition because it gives us an entry into the metropolitan hub of Oregon and is consistent with our strategy to expand into the major business communities along the I-5 corridor. Bank of the Northwest is certainly a high-performing organization with a compatible culture, excellent credit quality and client service, and an outstanding reputation in the markets they serve," said Pat Fahey, President and CEO of Pacific Northwest Bancorp.

Daniel J. Durkin, Chairman and CEO of Bank of the Northwest stated, "the merger with Pacific Northwest Bank will benefit our customers, employees, shareholders and the communities in which the Bank operates. The higher lending limits will allow us to bring our unique highly attentive approach to client service to more businesses in our market area."

Bank of the Northwest received Portland Chamber of Commerce's Top Ten Growth Award in May of 2002. Bank of the Northwest was the only financial institution to receive the award this year, which recognized the Bank's continued successful growth in 2001.

A conference call for investors, analysts and other interested parties beginning on July 23, 2002 at 1:00 PM EDT will be hosted by President and CEO Pat Fahey and Executive Vice President and Chief Financial Officer Bette Floray of Pacific Northwest Bank and Daniel J. Durkin, Chairman and CEO and Christian Rasmussen, President of Bank of the Northwest. A detailed presentation of the transaction is posted to the Pacific Northwest Bancorp's website at www.PNWBank.com. To participate, all callers are asked to call 1-800-215-6519. The reservations number for access to the conference call is 20776065.

For those unable to participate in the live conference call, PostView service will be available beginning at 4:00 p.m. EDT July 23, 2002 until 8:00 p.m. EDT July 26, 2002. To access PostView, callers should dial 1-800-633-8284 and enter reservation number 20776065.

Pacific Northwest Bancorp is a Washington commercial bank providing financial services through its commercial bank subsidiary, Pacific Northwest Bank. Pacific Northwest Bank operates 54 Financial Centers in 18 counties throughout central and western Washington. Pacific Northwest Bank offers a wide range of financial services to businesses and individuals in its market area, including investment products available through its subsidiary Pacific Northwest Financial Services, Inc. and insurance products available through its subsidiary Pacific Northwest Insurance Agency Inc.

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing PNWB of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest-rate environments; higher-than-expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. PNWB undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents PNWB files from time to time with the Securities and Exchange Commission.

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Pacific Northwest Bancorp and Bank of the Northwest Agree to Merge